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Exhibit 11.

                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of out report dated February 12, 1998, relating to the financial statements and financial highlights of Navigator Securities Lending Prime Portfolio, a series of Navigator Securities Lending Trust, which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements," "Service Providers," and "Independent Accountants" in such Statement of Additional Information.

Price Waterhouse LLP
Boston, Massachusetts
April 30, 1998

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